Exhibit 10.4
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement (this “Agreement”) is entered into on November 2, 2016, by and among Tallgrass Management, LLC, a Delaware limited liability company (the “Company”), Tallgrass Energy Holdings, LLC, a Delaware limited liability company formerly known as Tallgrass Development GP, LLC (“Holdings”), Tallgrass Equity, LLC, a Delaware limited liability company formerly known as Tallgrass GP Holdings, LLC (“Tallgrass Equity”), Tallgrass MLP GP, LLC, a Delaware limited liability company (“MLP GP”), TEGP Management, LLC, a Delaware limited liability company (“TEGP Management,” and together with Holdings, Tallgrass Equity, and MLP GP, the “Partnership Entities”) and David G. Dehaemers, Jr., an individual (“Dehaemers”).
RECITALS
WHEREAS, the Company, Holdings, Tallgrass Equity, MLP GP and Dehaemers are parties to that certain Amended and Restated Employment Agreement, dated May 17, 2013 (the “Prior Agreement”); and
WHEREAS, the Company is a subsidiary of Holdings, which is the general partner of Tallgrass Development, LP, a Delaware limited liability company (“Development”), and the sole member of TEGP Management, the general partner of Tallgrass Energy GP, LP, a Delaware limited partnership (“TEGP Partnership”); and
WHEREAS, TEGP Management and TEGP Partnership were formed by Holdings for the purposes of effecting an initial public offering of Class A Shares representing limited partner interests of TEGP Partnership that closed in May 2015 (the “Offering”); and
WHEREAS, in connection with the reorganization transactions necessary for purposes of effecting the Offering, (i) Tallgrass Equity distributed its membership interest in Holdings to the then-current members of Tallgrass Equity, pro rata, and (ii) Tallgrass Equity’s members amended and restated Tallgrass Equity’s limited liability company agreement making TEGP Partnership the managing member; and
WHEREAS, Tallgrass Equity owns 100% of MLP GP, and MLP GP is the general partner of Tallgrass Energy Partners, LP (the “MLP”); and
WHEREAS, the Company, the Partnership Entities and Dehaemers wish to amend and restate the Prior Agreement to reflect, among other items, the entity name changes and structure changes above and it is the parties’ intention and agreement for Dehaemers to be employed by the Company and to serve as the President and Chief Executive Officer of the Company and each of the Partnership Entities pursuant to this Agreement; and
WHEREAS, pursuant to Section 11 of the Prior Agreement, amendment of the Prior Agreement requires a writing signed by the parties thereto.
NOW, THEREFORE, the Prior Agreement is amended and restated in its entirety as follows:

1.
Employment. The Company agrees to continue to employ Dehaemers and Dehaemers agrees to continue to be employed by the Company as President and Chief Executive Officer upon the terms and conditions of this Agreement until such employment is terminated as provided in Section 7. So long as Dehaemers is employed by the Company as its President and Chief Executive Officer, each of the Partnership Entities agrees that Dehaemers will also serve as and be appointed President and Chief Executive Officer of each of the Partnership Entities.

2.
Compensation. For all services rendered by Dehaemers to the Company, the Partnership Entities and each of the downstream affiliates of the Partnership Entities (the Partnership Entities and such downstream affiliates, the “Constituent Companies”), the Company will pay Dehaemers a base monthly salary of $25,000 ($300,000 if annualized), which will accrue and be payable monthly in arrears in accordance with the Company’s general payroll practices. All payments made and benefits provided by the Company to Dehaemers under this Agreement are subject to any applicable withholding and other applicable taxes.

3.	Additional Benefits; Expenses; Liability Insurance.

(a)
Dehaemers will be eligible for additional benefits, by way of insurance, hospitalization and vacations normally provided to senior executives of the Company, pursuant to the terms of those plans, programs and policies of the Company in effect during his employment by the Company, and such additional benefits, if any, as determined by the Board of Managers of Holdings.

(b)	The Company will reimburse Dehaemers for all ordinary and necessary out-of-pocket expenses incurred and paid by Dehaemers in the course of the performance of his duties pursuant to this Agreement and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to the manner of approval and reporting of these expenses.

(c)
So long as Dehaemers is employed under this Agreement and thereafter so long as Dehaemers is subject to any possible claim, the Company and the Partnership Entities will purchase and maintain in effect for the benefit of Dehaemers one or more valid and enforceable policies of directors and officers liability insurance providing, in all respects, coverage at least as beneficial to Dehaemers as that provided pursuant to the insurance policies in place on the date hereof.

4.
Duties. So long as Dehaemers is employed under this Agreement, Dehaemers will (a) devote his best efforts and his entire business time (other than as a result of illness or disability) to further the interests of the Company and the Constituent Companies, (b) carry out the reasonable and lawful instructions of the Board of Managers of Holdings (other than as a result of illness or disability) with respect to those matters reserved to the Board of Managers of Holdings pursuant to Section 8.1 of the Second Amended and Restated Limited Liability Company Agreement of Holdings, dated May 11, 2015 (as amended, restated or otherwise modified from time to time, the “Holdings LLC Agreement”), (c) truthfully and accurately maintain and preserve the records of the Company and the Constituent Companies and make all reports reasonably required by the Board of Managers of Holdings, and (d) fully account for all monies and other property of the Company or any of the Constituent Companies that he may from time to time have in his custody and deliver the same to the Company or its designee to the extent reasonably directed to do so; provided that, so long as it does not materially interfere with his duties, nothing herein will preclude Dehaemers from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business (not competing with any of the Constituent Companies) or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing his personal investments and those of his family.

5.
Covenant Not to Compete. Dehaemers acknowledges that, during his employment with the Company, he, at the expense of the Company and the Constituent Companies, will establish favorable relations with the customers to, and regulators of, the Company and the Constituent Companies and will receive and have access to the intellectual property and confidential information of the Company and the Constituent Companies. Therefore, in consideration of these relationships, his employment with the Company, and to further protect the intellectual property and confidential information of the Company and the Constituent Companies, Dehaemers agrees that, during the term of his employment by the Company and for a period of one year from and after the voluntary or involuntary termination of employment for any or no reason, he will not, directly or indirectly, without the express written consent of the Board of Managers of Holdings except when and as requested to do in and about the performance of his duties under this Agreement:

(a)
own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, principal, member, manager, shareholder, employee, agent, representative, consultant or independent contractor of, or in any way assist any person or entity in the conduct of, any business located in or doing business in the area where a Constituent Company is engaged or becomes engaged in any business competitive to any business engaged in by a Constituent Company during the term of his employment by the Company, including, but not limited to, any business that is engaged in the interstate transportation via pipeline of natural gas, petroleum or petroleum byproducts; provided, however, that notwithstanding the foregoing, Dehaemers may own up to 5% of the outstanding equity securities in any corporation or entity that is listed upon a national stock exchange or actively traded in the over-the-counter market; provided, further, that notwithstanding the foregoing, Dehaemers may own, directly or indirectly, an ownership interest in the general partner of Plains All American Pipeline, L.P. or their affiliates or successors; provided, further, that notwithstanding the foregoing, Dehaemers may place or invest money with one or more private equity firms (or related investment funds or vehicles) that compete (or own or invest in companies that compete) with a Constituent Company so long as Dehaemers does not control or otherwise direct the activities of the private equity firm (or related investment funds or vehicles) or control or otherwise direct the investment in the competing portfolio company; or

(b)
entice, induce or in any manner influence any person who has an employee or independent contractor relationship with the Company or any Constituent Company and with whom Dehaemers had contact, directly or indirectly, during the term of his employment to change or end such relationship for the purpose of engaging in a business in competition with any business engaged in by the Company or any Constituent Company during the term of his employment by the Company or hire any such person.

6.
Specific Performance. Recognizing that irreparable damage will result to the Company and the Constituent Companies in the event of the breach of any of the foregoing covenants and assurances by Dehaemers contained in Section 5, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company, in addition to such other remedies that may be available to it, will be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Dehaemers, and each and every person and entity acting in concert or participation with him, from the continuation of the breach. The Company will not be required to obtain a bond in an amount greater than $1,000. The covenants and obligations of Dehaemers set forth in Section 5 are in addition to and not in lieu of or exclusive of any other obligations and duties of Dehaemers to the Company, whether express or implied in fact or in law.

7.	Termination.

(a)
Dehaemers’s employment by the Company will terminate immediately (unless otherwise determined by the Board of Managers of Holdings) upon the occurrence of any of the following: (1) the death, mental or physical incapacity or inability to perform the essential functions of his job for a consecutive period of 90 days or a non-consecutive period of 120 days during any 12-month period, as reasonably determined by the Board of Managers of Holdings after consultation with an independent physician selected by the Company (such periods to be extended if appropriate as a reasonable accommodation for a disability); or (2) the winding up and final distribution of the assets of each of Development, the MLP and TEGP Partnership.

(b)
Dehaemers’s employment by the Company will terminate on the date specified in a notice of termination (which may not be less than 30 days after the date of the notice) from a majority of the members of the Board of Managers of Holdings (excluding Dehaemers or any of his designees), which may be sent at the discretion of a majority of the members of the Board of Managers of Holdings (excluding Dehaemers or any of his designees), as a result of the occurrence of any of the following: (1) Dehaemers and his Permitted Transferees (as defined in the Holdings LLC Agreement) cease to control Tallgrass KC, LLC; or (2) Dehaemers and his Permitted Transferees cease to have direct or indirect beneficial ownership of at least 12.5% of the total Common GP Interests (as such term is defined in the Holdings LLC Agreement).

(c)
The Company may terminate Dehaemers’s employment for Cause or without Cause. “Cause” means: (1) his conviction of, or plea of nolo contendere to, any crime or offense constituting a felony under applicable law, other than any motor vehicle violations for which no custodial penalty is imposed; (2) his commission of fraud or embezzlement against the Company or any Constituent Company; (3) gross neglect by Dehaemers of, or gross or willful misconduct by Dehaemers in connection with the performance of, his duties to the Company that, if curable, is not cured within 30 days after a written notice of such gross neglect, or gross or willful misconduct, specifically identifying the gross neglect or misconduct, is delivered by a majority of the members of the Board of Managers of Holdings (excluding Dehaemers or any of his designees) to Dehaemers; (4) Dehaemers willfully fails or refuses to carry out the reasonable and lawful instructions of the Board of Managers of Holdings (other than as a result of illness or disability) with respect to those matters reserved to the Board of Managers of Holdings pursuant to Section 8.1 of the Holdings LLC Agreement, and, in each case, such failure or refusal has continued for a period of 30 calendar days following written notice from the majority of the members of the Board of Managers of Holdings (excluding Dehaemers or any of his designees); (5) his failure to perform the duties and responsibilities of his office as his primary business activity, provided that, so long as it does not materially interfere with his duties on behalf of the Company, nothing herein will preclude Dehaemers from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business corporation (not competing with any Constituent Company) or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing his personal investments and those of his family; (6) a judicial determination that he has breached his fiduciary duties with respect to the Company or any Constituent Company; or (7) his willful and material breach of his obligations in the Holdings LLC Agreement (in his capacity as an officer and not in his capacity as a Member), his obligations in the Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, dated as of May 12, 2015, as amended, restated or otherwise modified from time to time (in his capacity as an officer and not in his capacity as a Member), his obligations in the Second Amended and Restated Limited Liability Company Agreement of MLP GP, dated as of May 17, 2013, as amended, restated or otherwise modified from time to time (in his capacity as an officer and not in his capacity as a Member), or his obligations in the Amended and Restated Limited Liability Company Agreement of TEGP Management, dated May 12, 2015, as amended, restated or otherwise modified from time to time (in his capacity as an officer and not in his capacity as a Member) (such agreements, collectively, the “Organizational Documents”), including willfully causing any Partnership Entity to take any material action prohibited by the Organizational Documents, that Dehaemers failed to cure, if curable, within 30 days following written notice thereof, specifically identifying such willful and material breach, having been delivered to Dehaemers by a majority of the members of the Board of Managers of Holdings (excluding Dehaemers or any of his designees).

(d)
Dehaemers may terminate his employment with the Company with good reason or without good reason. A “Resignation for Good Reason” means his resignation for good reason (as defined below) if (x) he provides written notice to the Company describing in reasonable detail the event and stating that his employment will terminate upon a specified date in such notice (“Good Reason Termination Date”), which date is not earlier than 30 days after the date such notice is provided to the Company (“Notice Delivery Date”) and not later than 90 days after the Notice Delivery Date and (y) the Company does not remedy the event prior to the Good Reason Termination Date. For purposes of this Agreement, Dehaemers has “good reason” if there occurs without his prior written consent:

(1)	a material diminution of his duties and responsibilities to the Company or any Constituent Company to a level inconsistent with those of a chief executive officer;

(2)
a material reduction in his cash compensation or a material reduction in the aggregate welfare benefits provided to him (not including any reduction related to a broader compensation or benefit reduction that is not limited to him specifically);

(3)	a willful or intentional breach of this Agreement by the Company; or

(4)
a willful or intentional breach of a material provision of any of the Organizational Documents by any Partnership Entity or the Primary Investors (as defined in the Holdings LLC Agreement) that has a material and adverse effect on Dehaemers.

(e)
If (1) Dehaemers’s employment with the Company is terminated pursuant to Sections 7(a) or 7(b), (2) the Company terminates his employment for Cause or (3) Dehaemers terminates his employment other than as a result of a Resignation for Good Reason, the Company will pay or provide to him:

(i)	such unpaid salary as Dehaemers has earned up to the date of his termination; and

(ii)	the other benefits and other amounts due him under Section 3 or as otherwise required by applicable law, as he has earned up to the date of his termination.

(f)	If (1) the Company terminates Dehaemers’s employment without Cause or (2) Dehaemers terminates his employment as a result of a Resignation for Good Reason, the Company will pay or provide to him:

(i)	such unpaid salary as Dehaemers has earned up to the date of his termination;

(ii)	an amount equal to $900,000, payable as a lump sum within 60 days after the termination of employment; and

(iii)	such other benefits and other amounts due him under Section 3 or as otherwise required by applicable law, as he has earned up to the date of his termination.
Except as provided in Section 7(i), any payment under this Section 7(f) must be made within 60 days after the termination of his employment; provided, however, if the termination of his employment is not a “separation from service” as described in Treas. Reg. § 1 .409A- 1(h) (a “Section 409A Separation”), such payment will be delayed until his Section 409A Separation.

(g)
As a condition to receiving the termination payments and benefits provided in this Section 7, Dehaemers will execute and deliver to the Company a release, in a form reasonably satisfactory to the Company, releasing all claims arising out of his employment (other than enforcement of this Agreement, his rights under any of the Company’s incentive compensation and employee benefit plans and programs to which Dehaemers is entitled under this Agreement, and any claim for any tort for personal injury not arising out of or related to this termination).

(h)
So long as Dehaemers is an employee of the Company and thereafter (including after the termination of his employment), he will not make any disparaging comment in any format, whether written, electronic or oral, to any client, customer, account, supplier, service provider, agency, regulator, employee, the media, or any other person or entity regarding the Company or any Constituent Company or any of their clients, customers, accounts, suppliers, service providers, employees, agents, regulators, officers or directors or otherwise relating to the business of the Company or any Constituent Company.

(i)
If Dehaemers is a “Specified Employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) as of the date of his termination of employment, as determined by the Company, and any equity security of the Company or any Constituent Company is publicly traded on an established securities market or otherwise, the payment of any amount under this Agreement on account of his Section 409A Separation that is deferred compensation subject to the provisions of Code Section 409A and not otherwise excluded from Code Section 409A, will not be paid until the later of the first business day that is six months after the date after his Section 409A Separation or the date the payment is otherwise payable under this Agreement (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed will be paid or reimbursed to Dehaemers in a lump sum, without interest, and any remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified herein.

(j)
All reimbursement and in-kind benefits provided pursuant to this Agreement will be made in accordance with Treas. Reg. § 1 .409A-3(i)(1)(iv) such that any reimbursement or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (1) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits, during Dehaemers’s taxable year may not affect the amount reimbursed or in-kind benefit provided in any other taxable year, (2) the reimbursement of an eligible expense will be made on or before the last day of his taxable year following the taxable year in which the expense was incurred, and (3) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

8.
Cooperation Regarding Litigation. So long as Dehaemers is an employee of the Company and thereafter for a period of five years (including after the termination of his employment), Dehaemers will reasonably cooperate with the Company and any Constituent Company by making himself available to testify on behalf of the Company or any Constituent Company, in any action, suit, or proceeding (whether civil, criminal, administrative or investigative) and reasonably assist the Company or any Constituent Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board of Managers of Holdings or its representatives or counsel, or representatives or counsel to the Company or any Constituent Company, as requested. The Company will promptly reimburse Dehaemers for all reasonable expenses incurred by Dehaemers in connection with his provision of testimony or assistance.

9.
No Conflict. Dehaemers represents and warrants to the Company and each Partnership Entity that neither the execution nor delivery of this Agreement, nor the performance of his obligations under this Agreement will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which he is a party or under which he is bound, including, without limitation, the breach by Dehaemers of a fiduciary duty to any former employers.

10.
Waiver of Breach. Failure of the Company or any Partnership Entity to demand strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of the term, covenant or condition, nor will any waiver or relinquishment by the Company or any Partnership Entity of any right or power under this Agreement at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

11.
Entire Agreement; Amendment. This Agreement cancels and supersedes all previous agreements other than the Confidentiality Agreement and Assignment of Inventions, by and between Dehaemers and the Company, entered into in connection with his employment by the Company (the “Confidentiality Agreement”) relating to the subject matter of this Agreement, written or oral, between the parties, including, without limitation, the Prior Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties.

12.
Potential Unenforceability of any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against Dehaemers, the provisions of this Agreement will be rendered void only to the extent that a judicial determination finds the provisions unenforceable, and the unenforceable provisions will automatically be reconstituted and become a part of this Agreement, effective as of the date of this Agreement, to the maximum extent in favor of the Company and the Partnership Entities that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable will not render the entire Agreement unenforceable, but rather this Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

13.	Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Agreement.

14.
Governing Law. This Agreement is governed by the laws of the State of Kansas applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.

15.
Notice. Any notice, request, consent or communication under this Agreement is effective only if it is in writing any (a) personally delivered or (b) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Tallgrass Management, LLC
4200 W. 115th Street, Suite 350
Leawood, Kansas 66211
Attn: General Counsel

If to Holdings:

Tallgrass Energy Holdings, LLC
4200 W. 115th Street, Suite 350
Leawood, Kansas 66211
Attn: General Counsel

If to Tallgrass Equity:

Tallgrass Equity, LLC
4200 W. 115th Street, Suite 350
Leawood, Kansas 66211
Attn: General Counsel

If to MLP GP:

Tallgrass MLP GP, LLC
4200 W. 115th Street, Suite 350
Leawood, Kansas 66211
Attn: General Counsel

If to TEGP Management:

TEGP Management, LLC
4200 W. 115th Street, Suite 350
Leawood, Kansas 66211
Attn: General Counsel

If to Dehaemers:

David G. Dehaemers, Jr.
c/o Tallgrass Energy Partners, LP
4200 W. 115th Street, Suite 350
Leawood, Kansas 66211
or such other persons or to such other addresses as may be furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 15.

16.
Assignment. This Agreement is personal and not assignable by Dehaemers. This Agreement may be assigned by the Company or any Partnership Entity without notice to or consent of any other party of this Agreement; provided that, such assignment must be to a Constituent Company. Except as described in the preceding sentence, this Agreement is not assignable by any party hereto without the consent of all the parties to this Agreement.

17.
Survival of Obligations. All obligations of Dehaemers that by their nature involve performance, in any particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement.

18.
Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.

19.
Consent to Jurisdiction and Venue. The parties hereby submit to the exclusive jurisdiction of the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas in any action or proceeding arising out of or relating to this Agreement, including any appeal and any action for enforcement or recognition of any judgment relating thereto, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may not be heard or determined in any court or before any panel other than the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. A final judgment in any such action or proceeding will be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, any objection they may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any suit, action or proceeding in any such court. The parties irrevocably consent to service of process in any suit, action or proceeding in any manner provided by law.

20.
Expenses. If either party brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party is entitled to recover from the non-prevailing party reasonable attorneys’ fees and all other costs in such action or proceeding in addition to, but without duplication, any other relief to which the prevailing party may be entitled.

21.
No Mitigation; No Offset. If Dehaemers’s employment is terminated, he will be under no obligation to seek other employment and amounts due him under this Agreement will not be offset by any remuneration attributable to any subsequent employment that he may obtain.

22.
Deferred Compensation. This Agreement is intended to meet the requirements of Section 409A of the Code and will be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as Dehaemers and the Board of Managers of Holdings otherwise determine in writing, the award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code will be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

[Signature page follows.]

The parties have executed this Employment Agreement on the date set forth in the introductory clause.
TALLGRASS MANAGEMENT, LLC

By:    /s/ William R. Moler________________
Name:     William R. Moler
Title:     Executive Vice President and
Chief Operating Officer

TALLGRASS ENERGY HOLDINGS, LLC

By:    /s/ William R. Moler________________
Name:     William R. Moler
Title:     Executive Vice President and
Chief Operating Officer

TALLGRASS EQUITY, LLC

By:    /s/ William R. Moler________________
Name:     William R. Moler
Title:     Executive Vice President and
Chief Operating Officer

TALLGRASS MLP GP, LLC

By:    /s/ William R. Moler________________
Name:     William R. Moler
Title:     Executive Vice President and
Chief Operating Officer

TEGP MANAGEMENT, LLC

By:    /s/ William R. Moler________________
Name:     William R. Moler
Title:     Executive Vice President and
Chief Operating Officer

/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.

Signature Page to Employment Agreement